Exhibit 5.1
July 20, 2006
Remote Dynamics, Inc.
1155 Kas Drive, Suite 100
Richardson, Texas 75081
Ladies and Gentlemen:
     We have acted as special counsel to Remote Dynamics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form SB-2 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time by certain selling stockholders named therein of up to 105,793,750 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), issuable pursuant to certain warrants (the “Warrants”) sold to certain of the selling stockholders under the terms of a Note and Warrant Purchase Agreement dated February 23, 2006 and other agreements ancillary thereto (the “Warrant Stock”), and up to an additional 5,937,500 shares of Common Stock issuable upon the conversion of shares of the Company’s Series B Preferred Stock (the “Preferred Stock”) and upon exercise of warrants issued in connection with the Preferred Stock by one of the selling stockholders named in the Registration Statement (such shares of Common Stock collectively referred to in this opinion as the “SDS Stock”).
     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including, without limitation, the Company’s Amended and Restated Certificate of Incorporation (as amended by that certain Certificate Of Amendment dated May 26, 2006 to the Amended And Restated Certificate Of Incorporation of the Company), the Company’s Third Amended & Restated Bylaws, the Warrants described above, the terms of the Preferred Stock and the Registration Statement. In our examination we have assumed (without any independent investigation) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon (without any independent investigation) certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.
     Based upon the foregoing, we are of the opinion that the aforementioned 105,793,750 shares of Warrant Stock will be, upon the valid exercise of the Warrants, validly issued, fully paid and non-assessable; and that the 5,937,500 shares of SDS Stock registered under the Registration Statement will, when issued in accordance with the terms of the Preferred Stock and warrants issued in connection with the Preferred Stock, be validly issued, fully paid and non-assessable.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act.
     We are admitted to the bar in the State of Texas, and we do not express any opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other laws on the opinions stated herein.
     The opinions expressed herein are as of the date hereof and are based on the assumptions set forth herein and the laws and regulations currently in effect, and we do not undertake and hereby disclaim any obligation to advise you of any change with respect to any matter set forth herein.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours, LOCKE LIDDELL & SAPP LLP
By:	/s/ Stephen L. Sapp
	Name:	Stephen L. Sapp

cc: Opinions Committee